Exhibit 10.25

INDEMNIFICATION AND EXPENSE ADVANCEMENT AGREEMENT

This indemnification and expense advancement agreement (“Agreement”) is made as of February 1, 2012 between Kemper Corporation, a Delaware corporation (the “Company”) and _________________________, a director of the Company as of the date hereof (“Director”).

RECITALS

A.    The Company recognizes that the attraction and retention of competent and experienced persons as members of its board of directors is vital to the success of the Company.

B.    The legal environment governing or impacting the duties of directors is often unsettled and unpredictable and the exposure of corporate directors to litigation, investigations and other legal proceedings and significant potential liabilities arising therefrom, including judgments, settlements and defense costs, is a deterrent to attracting and retaining capable directors.

C.     While the Company maintains directors’ and officers’ liability insurance (“D&O insurance”) for the benefit of its directors, as permitted by the Delaware General Corporation Law (“DGCL”), the Company’s Restated Certificate of Incorporation (“Certificate”) and Amended and Restated Bylaws (“Bylaws”), such insurance may not be adequate in all circumstances to cover exposures for which the Company’s directors should be protected.

D.    The Certificate and Bylaws require the Company to indemnify its directors to the fullest extent permitted by the DGCL and expressly recognize that the indemnification rights conferred by the Bylaws are not exclusive and that the Company may confer other such rights by agreement.

E.    The intent of this Agreement is to augment the protections afforded to Director under its D&O insurance and the indemnification provisions of the Certificate and the Bylaws so as to further the objectives described above.

AGREEMENT

In consideration of the mutual covenants and agreements set forth below, and as an inducement to Director to continue his/her service as a director of the Company, and other valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1.    Indemnification. The Company hereby undertakes and agrees to indemnify and hold Director harmless in accordance with the provisions of Article TEN of the Company’s Certificate in effect on the date of this Agreement (“Article TEN”), as supplemented by the terms of this Agreement, for and in connection with all Proceedings (as defined in Article TEN). Article TEN is attached hereto as Exhibit A and is made a part hereof and shall continue to be a part of this Agreement notwithstanding any amendments to, or repeal of, any of the provisions of the Certificate subsequent to the date of this Agreement.

2.    Advancement of Expenses. The Company hereby also undertakes and agrees to advance to Director his/her expenses incurred in defending any Proceeding in advance of its final disposition, subject to the terms and conditions contained in Article TEN and in paragraph 3(c).

3.    Supplemental Provisions.

(a) The indemnification and expense advancement rights afforded by this Agreement shall also extend to any Proceeding arising out of or in connection with the service by Director, whether past, present or future, as a member of any trust administrative, trust investment or similar committee of a retirement plan sponsored by the Company.

(b) The term “loss” in paragraph A of Article TEN is agreed to include compensatory as well as punitive damages.

(c) Reasonable expenses (including attorneys’ fees) incurred by Director in connection with any Proceeding covered by the Agreement shall be paid by the Company as they are incurred and, in any event, within 30 days after the Company has received a written request for such payment from Director, subject to the requirements of paragraph A of Article TEN.

(d) Notwithstanding the provisions of paragraph B of Article TEN, Director may bring suit against the Company for any unpaid claim made by Director pursuant to paragraph A of Article TEN if such claim is not paid in full within 45 days after the Company has received a written request for such payment from Director.

(e) In the event of a change of control of the Company, any determination thereafter required by Section 145(d) of the DGCL (or any successor provision) as to whether Director has satisfied the requirements for indemnification with respect to any matter (whether arising before or after the change of control) shall, at the election of Director, be made by an independent legal counsel in a written opinion delivered to both Director and the Company. The legal fees for such opinion shall be borne by the Company. For purposes of this paragraph (e):

•
“Change of control” means the first date on which a majority of the board of directors of the Company consists of persons who were not directors on the effective date of this agreement, whether such a change in the composition of the board results from normal turnover or attrition, from a successful proxy contest or from a friendly or hostile change in the ownership of the Company.

•
“Independent legal counsel” means a corporate law firm with expertise in matters relevant to corporate director indemnification, including the DGCL, which has had no professional relationship with Director, the Company or any of the Company’s affiliates (as defined in the Securities Exchange Act of 1934, as amended) for the previous three years and which is selected in accordance with the following procedures:

◦	Director and the Company shall make a good faith effort to agree on the selection of an independent counsel within 30 days of Director’s written request that such a counsel be appointed.

◦	If Director and the Company do not reach agreement within such time period, then Director and the Company shall each within 10 days designate a representative and such representatives shall, together, designate an umpire who will select the independent legal counsel, which selection shall be final and binding on the parties. Director and the Company agree to hold such representatives and umpire harmless in connection with the selection of the independent legal counsel.

4.    Insurance. Notwithstanding anything to the contrary in this Agreement, the Company shall not be obligated to make any indemnity payment or to advance expenses to Director to the extent that payment has in fact been made to Director for any such item under any policy of insurance including the Company’s D&O insurance.

5.    Settlement. The Company shall not be liable to indemnify Director under this Agreement for any amounts paid in settlement of any action, suit or proceeding without the prior, written consent of the Company, which consent shall not be unreasonably withheld or delayed.

6.    Subrogation.     The Company shall be subrogated to the extent of any payments made by the Company to or on behalf of Director pursuant to this Agreement to all rights of recovery Director may have against any person or entity and Director shall cooperate with the Company in any subrogation proceedings and shall execute such documents as the Company may reasonably require in connection therewith, provided that Director shall not be required to expend his/her own funds in any case.

7.    Non-Exclusive. Nothing in this Agreement shall diminish or restrict, and this Agreement shall not be deemed exclusive of, Director’s rights to indemnification or advancement of expenses under the DGCL (or any other applicable statute or law) or the Company’s certificate of incorporation or bylaws as in effect from time to time to the extent that any of such rights may be more expansive than those provided hereunder.

8.    Notices of actions, suits and proceedings. Director will promptly notify the Company of any threatened, pending or completed Proceeding against Director which could reasonably be expected to give rise to a right by Director to be indemnified under this Agreement. Failure by Director to provide such a notice shall not relieve the Company of its obligations under this Agreement unless and only to the extent that the Company is actually and materially prejudiced by such failure.

9.    Severability. Each provision of this Agreement is a separate and distinct agreement and independent of the others, so that if any provision shall be held to be invalid or unenforceable for any reason, the remainder of the Agreement will be unaffected and shall remain in full force and effect.

10.    Governing Law/Jurisdiction. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware notwithstanding the application of any conflict of laws principles of such state. By executing this Agreement, the parties hereby submit to the exclusive jurisdiction of the courts of the States of Illinois and/or Delaware for the resolution of any disputes hereunder and the enforcement hereof.

11.    Binding Effect. This Agreement shall be (i) binding upon all successors and assigns of the Company (including any transferee of all or substantially all of the Company’s assets and any successor by merger, consolidation or otherwise by operation of law), and (ii) binding on and inure to the benefit of the heirs, personal representatives and assigns and estate of Director.

12.    Amendment. No amendment, modification, termination or cancellation of this Agreement shall be effective unless made in a writing signed by Director and the Company.

13.    Term. This Agreement shall remain in effect indefinitely unless and until terminated in a writing signed by Director and the Company and notwithstanding that Director may have ceased to be a member of the Company’s board of directors.

IN WITNESS WHEREOF, the Company and Director have executed this Agreement as of the day and year first written above.

Kemper Corporation:

By: ___________________________
Title: _________________________

Director:

________________________________
________________________________
[Print Name]:

ARTICLE TEN
TO
KEMPER CORPORATION
RESTATED CERTIFICATE OF INCORPORATION

TEN:        A.    Right to Indemnification. Each person who was or is made a party to or is threatened to be made a party to or is involuntarily involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she is or was a Director or officer of the Corporation, or is or was serving (during his or her tenure as Director and/or officer) at the request of the Corporation as a Director, officer, employee or agent of another Corporation or of a partnership, joint venture, trust or other enterprise, whether the basis of such Proceeding is an alleged action or inaction in an official capacity as a Director or officer or in any other capacity while serving as a Director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL (or other applicable law), as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection with such Proceeding. Such Director or officer shall have the right to be paid by the Corporation for expenses incurred in defending any such Proceeding in advance of its final disposition; provided, however, that, if the DGCL (or other applicable law) requires, the payment of such expenses in advance of the final disposition of any such Proceeding shall be made only upon receipt by the Corporation of an undertaking by or on behalf of such Director or officer to repay all amounts so advanced if it should be determined ultimately that he or she is not entitled to be indemnified under this Article TEN or otherwise.

B.    Right of Claimant to Bring Suit. If a claim under Paragraph A of this Article TEN is not paid in full by the Corporation within ninety (90) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, together with interest thereon, and, if successful in whole or in part, the claimant shall also be entitled to be paid the expense of prosecuting such claim, including reasonable attorneys’ fees incurred in connection therewith. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL (or other applicable law) for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (or of its Board of Directors, its Directors who are not parties to the Proceeding with respect to which indemnification is claimed, its shareholders, or independent legal counsel) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL (or other applicable law), nor an actual determination by any such person or persons that such claimant has not met such applicable standard of conduct, shall be a defense to such action or create a presumption that the claimant has not met the applicable standard of conduct.

C.    Non-Exclusivity of Rights. The rights conferred by this Article TEN shall not be exclusive of any other right which any Director, officer, representative, employee or other agent may have or hereafter acquire under the DGCL or any other statute, or any provision contained in the Corporation’s Certificate of Incorporation or Bylaws, or any agreement, or pursuant to a vote of shareholders or disinterested Directors, or otherwise.

D.    Insurance and Trust Fund. In furtherance and not in limitation of the powers conferred by statute:

(1)    the Corporation may purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Corporation, or is serving at the request of the Corporation as a Director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of law; and
(2)    the Corporation may create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit, surety bonds and/or other similar arrangements), as well as enter into contracts providing indemnification to the fullest extent permitted by law and including as part thereof provisions with respect to any or all of the foregoing, to ensure the payment of such amount as may become necessary to effect indemnification as provided therein, or elsewhere.

E.    Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, including the right to be paid by the Corporation the expenses incurred in defending any Proceeding in advance of its final disposition, to any employee or agent of the Corporation to the fullest extent permitted by law.

F.    Effect of Repeal or Modification. Any repeal or modification of this Article TEN shall not change the rights of an officer or Director to indemnification with respect to any action or omission occurring prior to such repeal or modification.